As filed with the Securities and Exchange Commission December 21, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
MATRIX BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado (State or Other Jurisdiction of Incorporation or Organization)	84-1233716 (I.R.S. Employer Identification No.)
700 17th Street
Suite 2100
Denver, Colorado 80202
(303) 595-9898
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)
Michael J. McCloskey
Chief Operating Officer
Matrix Bancorp, Inc.
700 17th Street
Suite 2100
Denver, Colorado 80202
(303) 595-9898
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Norman B. Antin, Esquire
Jeffrey D. Haas, Esquire
Lloyd H. Spencer, Esquire
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
(202) 457-6000

Approximate date of commencement of proposed sale to the public:
From time to time after effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered(1)	Per Share(1)	Offering Price(1)	Fee
Common Stock ($0.0001 par value per share)	5,120,000 shares	$18.725	$95,872,000	$10,258.31

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, and based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq National Market on December 14, 2005.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
PRELIMINARY PROSPECTUS DATED DECEMBER 21, 2005
SUBJECT TO COMPLETION
MATRIX BANCORP, INC.
5,120,000 Shares of Common Stock
     This prospectus relates to the disposition from time to time of up to an aggregate of 5,120,000 shares of common stock, par value $0.0001 per share, of Matrix Bancorp, Inc. for the account of the shareholders named in this prospectus, referred to herein as selling shareholders. A selling shareholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling shareholder may sell any of the shares offered by this prospectus.
     On December 9, 2005, we sold 5,120,000 shares of our common stock to “accredited investors” in a private offering exempt from registration under the Securities Act of 1933, or Securities Act. We entered into a registration rights agreement on December 9, 2005 with the placement agent in the private offering in which we agreed, for the benefit of the investors in our common stock in the private offering, to file a registration statement with the Securities and Exchange Commission, or SEC, with respect to resales of the common stock sold in the private offering. We also agreed to use our reasonable best efforts to keep the registration statement effective for two years or such earlier date as all of the common stock purchased in the private offering has either been sold pursuant to this registration statement or may be sold without registration under the Securities Act.
     We will not receive any of the proceeds from the disposition of shares or interests therein by the selling shareholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.
     The selling shareholders may sell their shares at market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices.
     Our common stock is quoted on the Nasdaq National Market under the symbol “MTXC.” The last reported sale price of our common stock on December 20, 2005 was $18.65 per share.

     Investing in our common stock involves risks. You should carefully read the section entitled “Risk Factors” beginning on page 3 for a discussion of certain risk factors that you should consider before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
AND CAUTIONARY STATEMENTS
     This prospectus contains statements about future events and expectations, which are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements, other than statements of historical facts, included in or incorporated into this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward looking statements. These statements include:
•	statements about future operations and financial performance;
•	plans and programs relating to business strategies;
•	business integration and expansion;
•	legal matters and related fees and costs; and
•	future costs, cost savings, reductions and earnings.
     Generally, these statements are indicated by words or phrases such as “will,” “should,” “believe,” “anticipate,” “expect,” “intend,” “project,” “estimate,” “predict,” “plan” and similar words or expressions. Forward-looking statements are made on the basis of our current expectations based upon information known to us and are subject to risks, uncertainties and assumptions. We undertake no duty to update these statements.
     Actual future events and circumstances, including future performance, results, achievements and trends, express or implied, may differ materially from those set forth in these statements due to various factors. The factors that might cause these differences include, but are not limited to:
•	our success in implementing our new business strategy;
•	general economic conditions, including their impact on interest rates;
•	business conditions in the financial services industry;
•	the regulatory environment;
•	rapidly changing technology and evolving banking industry standards;
•	competitive factors, including increased competition with community, regional and national financial institutions;
•	new services and products offered by competitors;
•	our ability to attract and retain skilled personnel;
•	potential fluctuations in our operating results;
•	establishing and expanding our lending capabilities;
•	our potential need for additional capital; and
•	the risks described under “Risk Factors” beginning on page 3 and those Risk Factors incorporated by reference into this prospectus.

ii

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, intended or believed.
     You should also consider carefully the statements under or incorporated by reference into other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.
     All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

iii

PROSPECTUS SUMMARY
     The following summary highlights selected information contained in this prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the “Risk Factors” section, and the documents and information incorporated by reference into this prospectus. In this prospectus, unless the context suggests otherwise, references to “our Company,” “we,” “us” and “our” means Matrix Bancorp, Inc., including our subsidiaries, while references to the “Bank” means Matrix Capital Bank but not its subsidiaries.
Matrix Bancorp, Inc.
     We are a unitary thrift holding company that, through our subsidiaries, provides diversified financial services focused on wholesale banking, direct lending, trust activities, mortgage servicing and other fee-based services. We are the largest thrift institution headquartered in Colorado, as measured by total assets. At September 30, 2005, we had total consolidated assets of $2.0 billion, total loans of $1.4 billion, total deposits of $1.2 billion and total consolidated shareholders’ equity of $99.8 million.
     On December 9, 2005, we completed the sale of 5,120,000 shares of our common stock in a private offering, which was conducted in compliance with Rule 506 of Regulation D under the Securities Act. The $83.1 million of net proceeds from the private offering is being used by us to fund our issuer tender offer, which we commenced on December 21, 2005. We have offered to purchase up to 4,286,126 shares of our common stock at a price of $19.00 per share in our issuer tender offer.
     This prospectus is part of a registration statement that we have filed to satisfy our obligations under a registration rights agreement entered into with the placement agent of the private offering. Under the terms of the registration rights agreement, we agreed to file the registration statement to permit the public resale of common stock purchased in the private offering and to use our reasonable best efforts to keep the registration statement effective for an extended period. We will not receive any of the proceeds from the disposition by the selling shareholders of the shares of common stock covered hereby or interests therein. The selling shareholders will receive all of such proceeds.
     Our executive offices are located at 700 17th Street, Suite 2100, Denver, Colorado 80202 and our telephone number is (720) 932-4210. Our website is www.matrixbancorp.com. Information contained on our website is not a part of this prospectus.

The Offering

Common stock offered by the selling shareholders	5,120,000 shares of common stock.

Use of proceeds	We will not receive any of the proceeds from the disposition by the selling shareholders of the shares of common stock covered hereby or interests therein. The selling shareholders will receive all of such proceeds.

Nasdaq National Market symbol	“MTXC”

Risk Factors	See “Risk Factors” beginning on page 3 and other information in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.

RISK FACTORS
     An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in, or incorporated by reference into, this prospectus, before deciding to invest in our common stock, including the risk factors contained in Item 8.01, Other Events, under the heading “Risk Factors” contained in our Current Report on Form 8-K filed with the SEC on November 7, 2005. You should also consider similar information contained in any other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of or reference to a discussion of those significant factors that could make the offering described herein speculative or risky. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the trading price of shares of our common stock could decline, and you may lose all or part of your investment.
Risks Relating to Ownership of Our Common Stock
The number of shares that will become available for sale could adversely affect the future market for our common stock.
     Sales of substantial amounts of previously restricted shares of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.
     As of December 20, 2005, we had 11,740,850 shares of common stock outstanding, which does not take into consideration shares of common stock that may be tendered in our issuer tender offer, and 307,143 shares of common stock were issuable upon exercise of outstanding options. Of the outstanding shares, 5,120,000 shares of common stock, or 43.6%, were unregistered shares sold in our private offering on December 9, 2005. This prospectus covers the resale of 5,120,000 shares of common stock that were sold in the private offering pursuant to the registration rights agreement dated December 9, 2005. If the selling shareholders sell significant amounts of common stock, the price of our common stock could be negatively affected.
Our stock price and trading volume may be volatile, which could result in substantial losses for shareholders.
     The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, industry or operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the share price or result in fluctuations in the price or trading volume of our common stock include:
•	general market and economic conditions;

•	actual or anticipated changes in our future financial performance;

•	changes in market interest rates;

•	competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;

•	the operations and stock performance of our competitors;

•	developments in the financial services sector generally;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

•	fluctuations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	additions or departures of senior management and key personnel;

•	actions by institutional shareholders; and

•	the other factors and considerations set forth in this “Risk Factors” section or incorporated by reference into this Risk Factors section.
     Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock.
Our board of directors may authorize the issuance of additional shares that may cause dilution.
     Our articles of incorporation permit our board of directors, without shareholder approval, to:
•	authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

•	classify or reclassify any unissued preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters.
     The issuance of additional shares of our common stock could be dilutive to shareholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised or we issue restricted stock, shareholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.
Future offerings of debt securities, which would be senior to our common stock in liquidation, or equity securities, which would dilute existing shareholders’ interests and would be senior to our common stock for the purposes of distributions, may adversely affect the value of our common stock.
     In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including senior or subordinated notes or preferred stock. If we were to liquidate, holders of our debt securities, shares of preferred stock and lenders with respect to other borrowings would receive a distribution of available assets before distributions to the holders of our common stock. Our preferred stock, if issued, could have a preference on distribution payments that could limit our ability to make a distribution to our common shareholders. Because our decision to incur debt and issue securities in any future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our debt financings and future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future than we would otherwise prefer. Thus, you will bear the risk that our future offerings, if any, may reduce the value of your shares of common stock and dilute our shareholders’ interest in us.

Control by our executive officers and directors will limit your ability to influence the outcome of matters requiring shareholder approval and could discourage a potential acquisition by third parties.
     As of December 20, 2005, our executive officers and directors beneficially owned approximately 11.4% of the outstanding shares of our common stock. These shareholders, if acting together, would be able to influence significantly all matters requiring approval by our shareholders, including the election of our board of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the market price for their shares of our common stock.
Provisions in our organization documents, provisions under Colorado law and our Rights Agreement could delay or prevent a change in control of our Company, which would adversely affect the price of our common stock.
     The provisions in our articles of incorporation and bylaws and under Colorado law that could delay or prevent an unsolicited change in control of our Company include board authority to issue preferred stock, provisions relating to the removal of directors, the advance notice provisions for director nominations or business to be considered at a shareholder meeting, the staggered classes of the board of directors, the requirement for unanimous approval by shareholders for any shareholder action without a meeting and limits upon who can call a special meeting of shareholders. We entered into a Rights Agreement dated November 4, 2002, the Rights Agreement, which provides for the issuance of preferred stock in certain circumstances when a person (other than us or our subsidiaries) becomes the beneficial owner of 20% or more of our outstanding shares. See “Description of Our Capital Stock- Anti-Takeover Effects of the Rights Agreement and Certain Provisions in Our Articles of Incorporation and Bylaws and Colorado Law.” Certain provisions under our articles of incorporation and bylaws and the existence of the Rights Agreement could delay or prevent a change in control of our Company, which could adversely affect the price of our common stock.
We may not have the ability to pay dividends to you in the future.
     We have not paid any dividends on our equity. Any future determination as to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects and such other factors that our board of directors may deem relevant. Our ability to pay dividends is restricted by various provisions in our debt instruments, the most restrictive of which is a line of credit we have with another financial institution, which provides that the payment of dividends, together with other “restricted payments,” as defined in such line of credit, are limited to 25% of our net income. Additionally, we are prohibited from paying dividends on our common stock if the scheduled payments on our junior subordinated debentures and trust preferred securities have not been made. The ability of the Bank and our other subsidiaries to pay dividends to us may be restricted due to certain regulatory requirements.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
     We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our stock price.
USE OF PROCEEDS
     We will not receive any proceeds from the disposition by the selling shareholders of the common stock covered hereby or interests therein. The selling shareholders will receive all of such proceeds.
DIVIDEND POLICY
     We have not paid any dividends on our common stock. Any future determination as to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, cash requirements, contractual limitations and future prospects and such other factors as our board of directors may deem relevant. Our ability to pay dividends is restricted by various provisions in our debt instruments, the most restrictive of which is a line of credit we have with another financial institution, which provides that the payment of dividends, together with other “restricted payments,” as defined in such line of credit, are limited to 25% of our net income. Additionally, we are prohibited from paying dividends on our common stock if the scheduled payments on our junior subordinated debentures and trust preferred securities have not been made. The ability of the Bank and our other subsidiaries to pay dividends to us may be restricted due to certain regulatory requirements.

DESCRIPTION OF OUR CAPITAL STOCK
     Our authorized capital stock consists of 5,000,000 shares of preferred stock, par value $0.0001 per share, and 50,000,000 shares of common stock, par value $0.0001 per share.
Common Stock
     As of December 20, 2005, there were 11,740,850 shares of common stock outstanding, which were held of record by approximately 119 shareholders. Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors from funds legally available therefor. Each share of common stock entitles the holder thereof to one vote. Cumulative voting for the election of directors is not permitted, which means that the holders of the majority of shares voting for the election of directors can elect all members of the board of directors. Except as otherwise required by law, a majority vote is sufficient for any act of the shareholders. The holders of common stock are entitled to receive the assets of our Company remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of common stock. All shares of common stock now outstanding are fully paid and non-assessable.
Preferred Stock
     As of December 20, 2005, there were no shares of preferred stock outstanding. Our board of directors is authorized, without further action of the shareholders, to issue from time to time shares of preferred stock in one or more series and with such relative rights, powers, preferences, limitations as the board of directors may determine at the time of issuance. Such shares may be convertible into common stock and may be senior to the common stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges. The issuance of shares of preferred stock could adversely affect the holders of common stock. For example, the issuance of preferred stock could be used in certain circumstances to render more difficult or discourage a merger, tender offer, proxy contest or removal of incumbent management. Preferred stock may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of common stock.
Anti-Takeover Effects of the Rights Agreement and Certain Provisions in Our Articles of Incorporation and Bylaws and Colorado Law
     Our Rights Agreement, articles of incorporation and bylaws contain a number of provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of us. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our Company. They may also have the effect of preventing changes in our management. These provisions are summarized below.
     Rights Agreement. Our board of directors has adopted the Rights Agreement, which became effective in November 2002. Generally, shareholder rights plans, such as the Rights Agreement, are designed to encourage potential acquirers to negotiate directly with our shareholders’ elected board, which is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer and protect shareholders against unfair and abusive takeover tactics. Shareholder rights plans may prevent abusive takeovers that include hostile tender offers made at less than fair price and partial and two-tiered offers that discriminate among our shareholders. Because a shareholder rights plan can be an effective tool in a hostile takeover attempt, the board believes the adoption of such a plan is appropriately within the scope of their responsibilities. The Rights Agreement is designed to prevent any potential acquirer from obtaining control of us without negotiating the terms of the transaction with the board of directors.
     Under the Rights Agreement, among other things, in the event of an acquisition of, or an announced tender offer for, 20% or more of our outstanding common stock, holders of the common stock will have been granted the right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, or the Preferred Shares, of our Company, at an expected price of $40 per one one-thousandth of a Preferred Share, subject to adjustment. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of the board of directors.
     Authorized but Unissued Shares. Our articles of incorporation provide that the authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval; however, such issuances are subject to various limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
     Removal of Directors. Colorado law provides that shareholders may remove directors with or without cause if the number of votes cast in favor of removal exceeds the number of votes cast against removal at a meeting called for the purpose of removing the director. Our bylaws provide that such a special meeting may only be called by shareholders upon a request in writing of shareholders owning a majority of our entire capital stock then issued, outstanding and entitled to vote.
     Business at Shareholder Meetings. Although our articles of incorporation do not give the board of directors the power to approve or disapprove shareholder nominations for the election of directors or of any other business shareholders desire to conduct at an annual or any other meeting, the articles of incorporation may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to shareholders.
     Staggered Board; Cumulative Voting. Our board of directors is divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. Staggered terms tend to protect against sudden changes in board composition and may have the effect of delaying, deferring or preventing a change in control of us without further action by shareholders, such as removing directors from the board as provided under Colorado law. Our articles of incorporation also prohibit cumulative voting in the election of directors or for any other matters.
     No Shareholder Action by Written Consent: Special Meeting. Our bylaws provide that no shareholder action can be taken by written consent in lieu of a meeting unless such written action is signed by all shareholders. Our bylaws provide that special meetings of shareholders may be called by the president, by a majority of the board of directors, or by the request in writing of shareholders owning a majority of our entire capital stock then issued, outstanding and entitled to vote.

     The above discussion of the Rights Agreement, our articles of incorporation, bylaws, and Colorado law is not intended to be exhaustive and is respectively qualified in its entirety by the Rights Agreement and such articles, bylaws and applicable Colorado statutes.
Limitations of Liability and Indemnification
     Limitation of Director Liability. Our articles of incorporation limit the liability of directors for damages arising from a breach of their fiduciary duty as directors, except to the extent that such liability arises from a breach of duty of loyalty, acts or omissions not in good faith or which invoke intentional misconduct or a knowing violation of law, or any transaction from which the director derived an improper personal benefit.
     Indemnification. Our articles of incorporation and bylaws require that we indemnify officers, directors and employees to the maximum extent permitted by Colorado law. Colorado law generally permits a corporation to provide indemnification if the individual: (i) acted in good faith; and (ii) reasonably believed that, in the case of conduct in an official capacity, such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interest. In the event a director, officer or employee is made a party or threatened to be made a party by reason of service as a director, officer or employee of our Company, or by reason of service as a director, officer, employee or agent of another entity at our request, Colorado law permits a corporation to indemnify that individual against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action. In a criminal proceeding, the person must have had no reasonable cause to believe the person’s conduct was unlawful. Under Colorado law, a corporation may not provide indemnification in connection with a proceeding by or in the right of the corporation if the individual is adjudged to be liable to the corporation, or, in connection with any other proceeding, if the individual is adjudged liable on the basis that he or she derived an improper personal benefit.
     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons pursuant to these provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Computershare Trust Co., Inc.

SELLING SHAREHOLDERS
     The shares of our common stock covered by this prospectus are being offered by the selling shareholders listed in the table below. We issued and sold 5,120,000 shares of common stock in a private placement to accredited investors on December 9, 2005. This prospectus covers sales by the named selling shareholders of the shares of common stock listed in[ this prospectus. This prospectus will not cover subsequent sales of common stock purchased from a selling shareholder named in this prospectus.
     No offer or sale under this prospectus may be made by a shareholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling shareholders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement dated as of December 9, 2005 between us and the placement agent in our private offering.
     The following table contains information as of December 20, 2005, with respect to the name of each selling shareholder, the nature of any position, office, or other material relationship which the selling shareholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock owned by such shareholder prior to the offering, the amount being offered by the shareholder and the amount to be owned by such shareholder after completion of the offering.
     We prepared the table based on information supplied to us by the selling shareholders. We have not sought to verify such information. Additionally, some or all of the selling shareholders may have sold or transferred some or all of their shares of our common stock, in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling shareholders may also change over time.

			Number of Shares of
		Percentage of	Common Stock
	Number of Shares of	Outstanding Shares	Registered for Sale
Selling Shareholders	Common Stock Owned	of Common Stock	Hereby
Diaco Investments LP	570,000	4.9%	570,000
Eton Park Master Fund Ltd	422,500	3.6	422,500
Sunova Offshore Ltd.	407,700	3.5	407,700
Dean V. White and Barbara E. White	263,158	2.2	263,158
Sunova Partners LP	232,300	2.0	232,300
Eton Park Fund LP	227,500	1.9	227,500
Friedman, Billings, Ramsey Group, Inc.	220,000	1.9	220,000
FrontPoint Financial Services Fund LP	200,000	1.7	200,000
Clearpond & Co.	192,750	1.6	192,750
Cumberland Partners	171,970	1.5	171,970
Casing & Co.	157,900	1.3	157,900
Bruce V. Rauner	157,895	1.3	157,895
Magnetar Capital Master Fund Ltd	157,895	1.3	157,895
Guy A. Gibson(1)	1,297,531	11.1	147,656
Flagg Street Offshore LP	142,213	1.2	142,213
Cumberland Benchmark Partners LP	114,160	1.0	114,160
Leslie L. Alexander	105,263	0.9	105,263
MJJM LLC	100,000	0.9	100,000

				Number of Shares of
			Percentage of	Common Stock
	Number of Shares of		Outstanding Shares	Registered for Sale
Selling Shareholders	Common Stock Owned		of Common Stock	Hereby
Boathouse Row Offshore LTD	90,404		0.8	90,404
The Shaar Fund Ltd.	80,000		0.7	80,000
United Capital Management, Inc.	65,789		0.6	65,789
Park West Investors LLC	65,184		0.6	65,184
Flagg Street Partners Qualified LP	59,273		0.5	59,273
Milestone Merchant Partners, LLC	52,632		0.4	52,632
Craig A. White & Deborah White	52,631		0.4	52,631
KBW Small Cap Financial Services Fund LP	52,500		0.4	52,500
Cumber International SA	48,940		0.4	48,940
Boathouse Row I LP	44,797		0.4	44,797
Tivoli Partners	40,000		0.3	40,000
Flagg Street Partners LP	38,514		0.3	38,514
Longview Partners B LP	37,940		0.3	37,940
KBW Financial Services Fund LP	35,600		0.3	35,600
Duncan F. Williams	26,316		0.2	26,316
Neuhauser Capital LLC	26,316		0.2	26,316
Apple Ridge Partners LP	25,000		0.2	25,000
Drake Associates L.P.	72,700		0.6	20,000
Park West Partners International Ltd.	14,816		0.1	14,816
Boathouse Row II LP	14,799		0.1	14,799
Bow River Capital Fund II LP	13,158		0.1	13,158
Kenneth P. Slosser	13,158		0.1	13,158
Bow River Capital Fund LP	13,157		0.1	13,157
Michael J. McCloskey(2)	14,157	(3)	0.1	13,157
Andrea S. Pollack	12,000	(4)	0.1	12,000
Scot T. Wetzel(5)	11,843	(6)	0.1	11,843
William D. Snider(7)	10,526		0.1	10,526
Sphinx Long/Short Equity Fund SPC	10,020		0.1	10,020
Alpine Dynamic Financial Services Fund	10,000		0.1	10,000
Bruce Slovin	10,000		0.1	10,000
HFR HE Platinum Master Trust	9,680		0.1	9,680
Gina R. Day	9,000	(8)	0.1	9,000
Frank B. Day	8,000		0.1	8,000
Bear Stearns Securities Corp Cust, Rosemary Esteves McManus Roth IRA	7,250		0.1	7,250
Summer Street Cumberland Investors LLC	7,080		0.1	7,080
Michael T. O’Brien and Julie B. O’Brien JTWROS	6,000		0.1	6,000
DCM Limited	5,900		0.1	5,900
Austin Financial, Inc.	5,000		*	5,000
Clarke A. Beebe and Donna L. Beebe	5,000		*	5,000
John E. Fiedler	5,000		*	5,000
Karfunkel Family Foundation	5,000		*	5,000
Mason Family Trust	5,000		*	5,000
Peter N. Stathis	5,000		*	5,000

			Number of Shares of
		Percentage of	Common Stock
	Number of Shares of	Outstanding Shares	Registered for Sale
Selling Shareholders	Common Stock Owned	of Common Stock	Hereby
Trousil & Associates, Inc.	4,000	*	4,000
John & Marcella Fox	3,000	*	3,000
Wallace Family Partnership	3,000	*	3,000
William R. Morris III	3,000	*	3,000
Bear Stearns Securities Corp Cust, John McManus IRA	2,750	*	2,750
Bear Stearns Securities Corp Cust, Thomas F. Shannon IRA	2,000	*	2,000
Cintra Pollack 1993 Trust	2,000	*	2,000
Harley G. Higbie Jr.	2,000	*	2,000
John & Mary Ann Duffey	2,000	*	2,000
John C. York	2,000	*	2,000
Thomas First and Kristan First JTTBE	2,000	*	2,000
Noah S. Pollack	2,000 (9)	*	2,000
Kevin Stein	1,400	*	1,400
Harley G. Higbie III	1,000	*	1,000
Lolita Higbie Living Trust	1,000	*	1,000
Steven Alonso	1,000	*	1,000
Timothy B. Matz and Jane F. Matz	1,000	*	1,000
Bear Stearns Securities Corp CUST Elizabeth Sexworth IRA R/O	600	*	600
Bear Stearns Securities Corp Cust, Stephen L. Harrison IRA	500	*	500
Juan M. Piedra	500	*	500
William T. Hankinson	500	*	500
Cumberland Long Partners LP	210	*	210
David H. Neiswander	200	*	200
Heather D. Rosenkoetter	100	*	100

Total			5,120,000

*	Less than 0.1%
(1)	Mr. Gibson serves as our chairman of the board of directors.

(2)	Mr. McCloskey serves as our chief operating officer.

(3)	Consists of 7,052 shares owned directly by Mr. McCloskey and his wife and 7,105 shares owned by the Michael J. McCloskey IRA.

(4)	Consists of 8,000 shares owned by the Andrea S. Pollack Rev. Trust and 4,000 shares owned by the Andrea S. Pollack 1975 Rev. Trust.

(5)	Mr. Wetzel serves as our president and chief executive officer.

(6)	Consists of 2,680 shares owned directly by Scot T. Wetzel and 9,163 shares owned by the Scot T. Wetzel IRA.

(7)	In January 2006, Mr. Snider will be appointed as our head of finance and risk-management.

(8)	Consists of 3,000 shares owned directly by Gina R. Day and 6,000 shares owned by the Gina R. Day CRT.

(9)	Consists of 1,500 shares owned by Noah S. Pollack 1993 Trust and 500 shares owned by the Noah S. Pollack Rev. Trust.

PLAN OF DISTRIBUTION
     Our common stock is being registered to permit the public sale of up to 5,120,000 shares by the selling shareholders named in this prospectus from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds from the offering of the common stock by the selling shareholders.
     We have been advised by the selling shareholders that the selling shareholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time on any exchange, over-the-counter market or through any other facility on which the securities are listed or traded on terms to be determined at the times of such sales, directly or through brokers or dealers. The selling shareholders may also make private sales directly or through brokers or dealers. Any of the selling shareholders may from time to time offer the common stock beneficially owned by them through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions (which could be more than the customary amount) from the selling shareholders and the purchasers of the common stock for whom they may act as agent or to whom they may sell as principal, or both.
     The selling shareholders may agree to indemnify any broker, dealer or agent relating to the sale or distribution of the shares against various liabilities, including liabilities under the Securities Act.
     The common stock may be sold from time to time in one or more types of transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of our common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of our common stock or securities convertible into or exchangeable for our common stock in the course of hedging the positions they assume. The selling shareholders may also sell our common stock short, loan or pledge our common stock, or enter into options or other transactions with broker-dealers or others that in each such case may require the delivery of our common stock to such persons or entities that in turn may sell such securities pursuant to this prospectus (as amended or supplemented, if required, to affect such transactions). Any selling shareholder may pledge or grant a security interest in some or all of our common stock owned by it and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus. The selling shareholders also may transfer and donate shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling shareholders for purposes of the prospectus. Upon notification by a selling shareholder that a donee, pledgee, transferee or other successor in interest intends to sell shares, a supplement to this prospectus may be required to be filed. The selling shareholders may effect sales through put or call options transactions and may sell short our common stock and may deliver this prospectus in connection with such short sales and use the shares of our common stock covered by the prospectus to cover such transactions and short sales. In addition, any shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or such other available exemption. Sales may be effected pursuant to any method or combination of methods described in this prospectus.
     Selling shareholders and any underwriters, dealers, brokers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholders and any other such person. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
Timing
     The common stock or interests therein may be disposed of from time to time by the selling shareholders. There is no assurance that the selling shareholders will dispose of any of the shares of common stock covered hereby or any interests therein.
     Selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our securities by them.
Proceeds, Commissions and Expenses
     We will not receive any of the proceeds from the disposition of any shares of common stock covered hereby or interests therein. The selling shareholders will be responsible for payment of all commissions, concessions and discounts of underwriters, dealers or agents, if any. We will pay for all costs of the registration of the securities, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.
Registration
     Pursuant to the terms of a registration rights agreement we entered into on December 9, 2005 with the placement agent of the private offering, we agreed to keep the registration statement of which this prospectus constitutes a part effective for two years or such earlier date as:
•	all of the shares of common stock purchased in the private offering have been disposed of by the selling shareholders; or

•	Such time as the selling shareholders may dispose of all of the shares held by them without registration under the Securities Act.

     We intend to de-register any of the shares not disposed of by the selling shareholders at the end of such period. At such time, however, any unsold shares may be freely tradable subject to compliance with Rule 144 under the Securities Act.
     Under the terms of the registration rights agreement, we have the right to direct the selling shareholders to suspend sales of their shares of common stock registered by this registration statement, pending discussions relating to a transaction or the occurrence of an event (A) that would require additional disclosure of material information in the registration statement and that has not been so disclosed, (B) as to which we have a bona fide business purpose of preserving confidentiality, or (C) that renders us unable to comply with SEC requirements. We may not require that sales be suspended for more than 30 days in any 90-day period or more than an aggregate of 60 days in any 12-month period.
EXPERTS
     The consolidated financial statements of Matrix Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the Company’s method of accounting for variable interest entities in 2003 and a change in its method of accounting for goodwill and other intangible assets in 2002.
LEGAL MATTERS
     The validity of the issuance of the securities offered under this prospectus have been passed upon for us by Patton Boggs LLP, Washington, DC.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.
     In each instance where a statement contained in this prospectus relates to the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information. Those statements are limited in all respects by this reference.
     We are subject to the informational requirements of the Exchange Act and file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. In addition, materials we file electronically with the SEC are available at the SEC’s internet site at http://www.sec.gov. The SEC’s internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
     The SEC allows us to “incorporate by reference” the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.
     We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:
•	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 14, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 5, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 3, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 7, 2005;

•	Our Current Reports on Form 8-K filed March 28, 2005, March 30, 2005, March 31, 2005, June 17, 2005, July 5, 2005, November 7, 2005, as amended on November 23, 2005 and December 6, 2005, December 2, 2005 and December 13, 2005;

•	The description of our common stock contained in our registration statement on Form S-1 (File No. 333-79731) filed with the SEC pursuant to Section 12(g) of the Exchange Act on October 26, 2001, as amended; and

•	All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.
     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to our head of investor relations, Mieke Schierer, Matrix Bancorp, Inc., 700 17th Street, Suite 2100, Denver, Colorado 80202, telephone number (720) 932-4210 and e-mail address info@matrixbancorp.com

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant, in connection with the registration of the securities being offered. The selling shareholders will not pay any of the following expenses.

Registration Fee	$10,258
Printing Expenses*	$5,000
Accounting Fees and Expenses*	$5,000
Legal Fees and Expenses*	$40,000
Miscellaneous*	$5,742

Total*	$66,000

*	Estimated
Item 15. Indemnification Of Directors And Officers.
     Colorado law generally permits a corporation to provide indemnification if the individual: (i) acted in good faith; and (ii) reasonably believed that, in the case of conduct in an official capacity, such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interest. In the event a director, officer or employee is made a party or threatened to be made a party by reason of service as a director, officer or employee of our Company, or by reason of service as a director, officer, employee or agent of another entity at our request, Colorado law permits a corporation to indemnify that individual against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action. In a criminal proceeding, the person must have had no reasonable cause to believe the person’s conduct was unlawful. Under Colorado law, a corporation may not provide indemnification in connection with a proceeding by or in the right of the corporation if the individual is adjudged to be liable to the corporation, or, in connection with any other proceeding, if the individual is adjudged liable on the basis that he or she derived an improper personal benefit.
     The Registrant’s articles of incorporation and bylaws provide that the Registrant is required to indemnify its directors, officers and employees to the fullest extent permitted by Colorado law, including those circumstances in which indemnification would otherwise be discretionary. The Registrant also adopted, in its articles of incorporation, a provision under Colorado law that limits liability of directors for damages arising from a breach of their fiduciary duty as directors, except to the extent that such liability arises from a breach of duty of loyalty, acts or omissions not in good faith or which invoke intentional misconduct or a knowing violation of law, or any transaction from which the director derived an improper personal benefit.

Item 16. Exhibits.

Exhibit
Number	Description
4.1(1)	Specimen Common Stock Certificate

4.2(2)	Rights Agreement dated as of November 4, 2002, between Matrix Bancorp, Inc. and Computershare Trust Company, which includes the form of Articles of Amendment to State Terms of Series A Junior Participating Preferred Stock, $0.01 par value, the form of Right Certificate and the Summary of Rights

4.3(3)	Registration Rights Agreement dated December 9, 2005 by and between Matrix Bancorp, Inc. and Friedman, Billings, Ramsey & Co. on behalf of the Persons named therein

5	Opinion of Patton Boggs LLP regarding legality

23.1	Consent of KPMG LLP

23.2	Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5)

24	Power of Attorney (included on signature page of this registration statement)

(1)	Incorporated by reference from the Registrant’s registration statement on Form S-1 (No. 333-10223), filed by the Registrant with the Commission on August 15, 1996.

(2)	Incorporated by reference from the Registrant’s report on Form 8-K filed by the Registrant with the Commission on November 6, 2002.

(3)	Incorporated by reference from the Registrant’s report on Form 8-K filed by the Registrant with the Commission on December 13, 2005.
Item 17. Undertakings.
(a) The undersigned Registrant undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) Each prospectus filed by the registrant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 21st day of December 2005.

MATRIX BANCORP, INC.
By:	/s/ Scot T. Wetzel
Scot T. Wetzel
President and Chief Executive Officer

     Each person whose signature appears below as a signatory to this registration statement constitutes and appoints Scot T. Wetzel and Guy A. Gibson, or either one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated, in multiple counterparts with the effect of one original.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on December 21, 2005.

Signatures	Title

/s/ Scot T. Wetzel Scot T. Wetzel	President, Chief Executive Officer and Director (principal executive officer)

/s/ David W. Kloos David W. Kloos	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ Guy A. Gibson Guy A. Gibson	Chairman of the Board of Directors

/s/ James H. Bullock James H. Bullock	Director

/s/ Lester Ravitz Lester Ravitz	Director

/s/ Robert T. Slezak Robert T. Slezak	Director

Exhibit Index

Exhibit
Number	Description
4.1(1)	Specimen Common Stock Certificate

4.2(2)	Rights Agreement dated as of November 4, 2002, between Matrix Bancorp, Inc. and Computershare Trust Company, which includes the form of Articles of Amendment to State Terms of Series A Junior Participating Preferred Stock, $0.01 par value, the form of Right Certificate and the Summary of Rights

4.3(3)	Registration Rights Agreement dated December 9, 2005 by and between Matrix Bancorp, Inc. and Friedman, Billings, Ramsey & Co. on behalf of the Persons named therein

5	Opinion of Patton Boggs LLP regarding legality

23.1	Consent of KPMG LLP

23.2	Consent of Patton Boggs LLP (included in the opinion regarding legality set forth in Exhibit 5)

24	Power of Attorney (included on signature page of this registration statement)

(1)	Incorporated by reference from the Registrant’s registration statement on Form S-1 (No. 333-10223), filed by the Registrant with the Commission on August 15, 1996.

(2)	Incorporated by reference from the Registrant’s report on Form 8-K filed by the Registrant with the Commission on November 6, 2002.

(3)	Incorporated by reference from the Registrant’s report on Form 8-K filed by the Registrant with the Commission on December 13, 2005.